Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1 and related prospectus of Empire Petroleum Partners, LP (including any post-effective amendments or prospectus supplements related thereto) of our report dated April 27, 2015 on the financial statements of Mansfield Oil Company of Gainesville, Inc., a Subsidiary of Mansfield Energy Corporation, Retail Operations for the period from November 1, 2013 through September 24, 2014 and as of September 24, 2014 and for the years ended and as of October 31, 2013 and 2012 and to the reference to our firm under the heading “Experts” in the related prospectus.

/s/ Smith & Howard, P.C.

Atlanta, GA

July 31, 2015